Exhibit 23.1

Deloitte & Touche LLP 111 S. Wacker Drive Chicago, IL 60606 USA Tel: +1 312 486 1000 Fax: +l 312 486 1486 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 15, 2012, relating to the financial statements of Nanosphere, Inc. and the effectiveness of Nanosphere Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Nanosphere. Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Chicago, Illinois September 14, 2012

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Deloitte Touche Tohmatsu